SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of this 15th day of January, 2013 by and among GroveWare Technologies Ltd., a Nevada corporation (the “Company”) and W. Scott Boyes (“Boyes”) and Boyes, LLC, a Delaware limited liability company,(“LLC”).

WHEREAS, in July 2010, GroveWare Technologies Inc. (“GTI”), Boyes and LLC entered into a “Consultancy Services Agreement” which was verbally amended on or about December 17, 2010 and further amended in writing as at July 1, 2012, at which time the Company replaced GTI as a party to the said agreement, as amended.

On or about August 1, 2012, the Company and Boyes entered into an “Executive Employment Agreement,” and subsequently entered into a “Restricted Stock Award Agreement” and a “Stock Buy-Back Option Agreement.” All of these agreements collectively, and any other agreements, arrangements or understandings that may exist between the Company and Boyes prior to the date of this Agreement, are herein referred to as the “Boyes Agreements.”

WHEREAS, the Company, Boyes and LLC, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims, demands and causes of action Boyes and LLC has or could assert against Company, whether arising out of the Consultancy Agreement or any of the Boyes Agreements and/or the termination of the Consultancy Agreement or any of the Boyes Agreements, including, without limitation, the right to any notice of termination or payment in lieu, or any condition or benefit of employment or otherwise. This Agreement is not and shall not be construed as an admission by the Company of any liability, an admission against Company’s interest or any violation of Company's policies or procedures.

NOW, THEREFORE, in exchange for consideration, the adequacy of which is hereby acknowledged, the Company and Boyes agree as follows:

1.	Separation. Effective as of the date of this Agreement (the “Termination Date”), Boyes Agreements are hereby terminated in their entirety and shall be of no further force or effect. As a result, effective as of the Termination Date, Boyes’ employment is terminated as (a) Chief Financial Officer, Secretary, Treasurer and Director, and (b) all other officer, director, committee member and employee positions with the Company and its subsidiaries. Except as provided in Section 6 below, Boyes shall not be required to report for service after the Termination Date, and he shall vacate the Company’s premises and return Company property by such date. For further clarity and without limiting the foregoing, Boyes shall not be entitled to any remuneration as set forth in the Boyes Agreements.

2.	Payments. The Company and Boyes hereby agree that the Company shall, in exchange for the release contained herein, issue to Boyes five hundred thousand (500,000) shares of the Company’s common stock within five (5) business days of the Termination Date.

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In addition for the release contained herein, the Company will pay to LLC one hundred fifty eight thousand six hundred and eighty six dollars and sixty three cents ($158,686) in three equal monthly installments of $52,895.33 with the first payment due on February 15, 2013, or as soon thereafter as funds are available from the Company’s expected financing. The Company shall also reimburse LLC for any unpaid out of pocket expenses, which shall not exceed six thousand dollars ($6,000), by no later than January 31, 2013.

3.	Release. In consideration of the above, the sufficiency of which Boyes and LLC hereby acknowledge, Boyes and LLC, on behalf of their respective heirs, executors and assigns, hereby release and forever discharge the Company and its members, shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims Boyes and LLC may have arising from or relating to the Consultancy Agreement, the Boyes Agreements, any stock option, accrued or deferred compensation, supplemental agreements, or Boyes’ employment or termination from employment with the Company, including a release of any rights or claims Boyes and LLC may have under any statute or common law relating to employment, wages, hours, or any other terms and conditions of employment as well as any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Boyes’ employment with or resignation or termination from the Company, including any claim under any written or oral understandings relating to employment.

This Agreement is not an admission by either Boyes, LLC or the Company of any wrongdoing or liability.

4.	Non-Disparagement. Boyes and LLC agree not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business, prospects or operations of the Company, its affiliates, officers, directors, stockholders or employees or any persons related to the fore going and the Company agrees that it will not, and will use all reasonable efforts to cause its affiliates, officers directors, stockholders and employees not to, make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation of Boyes or LLC.

5.	Confidentiality. Boyes and LLC agree that they will keep confidential all information and trade secrets of the Company and any of its subsidiaries or affiliates and will not disclose such information to any person without prior approval of the Board of Directors of the Company or use such information for any purpose. It is understood that for purposes of this Agreement the term “confidential information” is to be construed broadly to include all material nonpublic or proprietary information. Boyes and LLC shall promptly return any documents, records, data, books or materials of the Company or its subsidiaries or affiliates in his or its possession or control and any of his or its work papers containing confidential information or trade secrets of the Company or its subsidiaries or affiliates, except as provided in Section 6 below.

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6.	Indemnification. Except in respect of an action by, or behalf of the Company to procure a judgment in its favor, the Company will indemnify Boyes and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which Boyes is made a party by reason of his having been a director or officer of the Company, provided that Boyes acted in good faith and in the bests interest of the Company.

7.	Limited Engagement. Effective upon the Termination Date, the Company hereby engages Boyes in the limited role as contractor to assist with the completion of the financial statements of the Company and GTI for the year ended December 31, 2012. The term of this engagement shall conclude no later than January 23, 2013 (the “Term”). The sole consideration for this engagement shall be the shares of stock to be issued by the Company to Boyes as provided for in Section 2 above. Boyes shall be bound by the terms of this Agreement during the duration of the limited engagement and upon conclusion thereof, including but not limited to Sections 4 and 5 above. During the Term, Boyes shall be deemed for all purposes an independent contractor and not an employee, agent, joint venturer or partner of the Company or GroveWare Technologies, Inc. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company or GTI and Boyes or any of its principals, employees, representatives or agents. The Company and GTI are not obligated to extend health insurance, life insurance, disability, other employee benefits or other perquisites customarily provided to their own employees. Boyes shall not at any time act or hold himself out to the public or the trade as an agent or employee of the Company or GTI.

8.	For tax purposes, LLC shall, as the Company deems necessary, receive a Form 1099 or other appropriate tax-related documents for its services as a contractor, and Boyes shall be responsible for his own taxes associated with his performance of the services and receipt of stock pursuant to this Agreement.

9.	Specific Performance; Injunctive Relief. The parties acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Boyes or LLC set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to seek enforcement of such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

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10.	Cooperation; Reimbursement. Boyes and LLC shall, at the request of the Company, reasonably assist and cooperate with the Company in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body. The Company shall reimburse Boyes for all reasonable expenses incurred by him in connection with such assistance including, without limitation, travel expenses.

In the event Boyes is asked by the Company to provide assistance with litigation that may arise from time to time against the Company, the Company will agree to pay Boyes $500 per day for the work he performs.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

12.	Complete Agreement. This Agreement represents the complete agreement among the parties concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Boyes Agreements. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13.	Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Boyes acknowledges that the Boyes has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

14.	Successors and Assigns. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all, or substantially all, of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place. This Agreement shall inure to the benefit of and be binding on Boyes’ personal and legal representatives, executors, administrators, successors, heirs, distribute devisees and legatees.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

GROVEWARE TECHNOLOGIES LTD. By: /s/ Hrair Achkarian Name: Hrair Achkarian Title: President and CEO January 22nd, 2013	BOYES, LLC By: /s/ W. S. Boyes Name: W. S. Boyes Title: President
/s/ W. Scott Boyes W. Scott Boyes
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